Exhibit 10.1

SEPARATION BENEFITS AGREEMENT

This SEPARATION BENEFITS AGREEMENT (this “Agreement”) is entered into and effective as of the 17th day of September, 2019 (the “Effective Date”), by and between Tutor Perini Corporation, a Massachusetts corporation (herein referred to as “Employer” or the “Company”), and Wendy A. Hallgren, an individual (“Executive”).

WHEREAS, the Company and Executive previously entered into that certain letter agreement dated as of June 12, 2018, which sets forth the initial financial terms of Executive’s employment by the Company and provides that Executive’s compensation package will be reviewed twelve months after her date of hire; and

WHEREAS, as part of negotiations around Executive’s ongoing compensation package, the Company and Executive desire to enter into this Agreement to provide for certain separation payments and benefits in the event that Executive’s employment with the Company is terminated.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

Section 1. Compensation upon Termination.

(a)        Death.  In the event of Executive’s death while employed by Employer, Employer shall pay or provide the following to Executive’s estate or personal representative: (i) Executive’s base salary due through the date of termination, payable in a lump sum within thirty (30) days following the date of termination or earlier as may be required by law; (ii) all deferred compensation, employee benefits, and expense reimbursements, if any, to which Executive is entitled as of the date of termination, which amounts shall be paid in accordance with the terms and conditions of the applicable Company plans or policies (items (i) and (ii), collectively the “Accrued Benefits”), (iii) Executive’s annual bonus for the calendar year of termination pro-rated based on the number of days Executive was employed during the year of termination and payable based on actual performance (treating any subjective goals as being satisfied at not less than target) at the time other Company executives receive annual bonuses for the calendar year in which the termination occurs, and in all events by March 15th of the calendar year following the year in which the termination occurs (the “Pro-Rata Bonus”); and (iv) all outstanding equity awards held by Executive immediately prior to her date of termination shall immediately vest in full (with all outstanding options as of the date of termination of employment remaining exercisable for the length of their remaining term, and with any performance-based equity awards vesting at target level).  Except as set forth herein, Employer shall have no further obligations to Executive or her heirs or estate under this Agreement.

(b)        Disability. If Employer terminates Executive’s employment because of Executive’s Disability, Employer shall pay or provide the following to Executive: (i) the Accrued Benefits; (ii) the Pro-Rata Bonus; and (iii) all outstanding equity awards held by Executive immediately prior to her date of termination shall immediately vest in full (with all outstanding options as of the date of termination of employment remaining exercisable for the length of their remaining term, and with any performance-based equity awards vesting at target level).  As used herein “Disability” means Executive has been substantially unable to perform her employment duties to the Company by reason of illness, physical or mental disability or other similar incapacity, which inability continues for 180 consecutive days or 270 days in any 24-month period.  Except as set forth herein, Employer shall have no further obligations to Executive under this Agreement.

(c)        Termination by Employer for Cause or Resignation by Executive without Good Reason.  If Employer terminates Executive’s employment for Cause or Executive resigns her employment without Good Reason, then Employer shall pay to Executive the Accrued Benefits.  Executive shall not be entitled to any Pro-Rata Bonus and Executive’s rights with respect to equity or equity-related awards shall be governed by the applicable terms of the related plan or award agreement.  Except as set forth herein, Employer shall have no further obligations to Executive under this Agreement.

As used herein, “Cause” shall be limited to the following events: (i) Executive’s conviction of, or plea of nolo contendere to, a felony (other than in connection with a traffic violation) under any state or federal law; (ii) Executive’s willful and continued refusal to substantially perform her essential job functions after receipt of written notice from Employer that specifically identifies the manner in which Executive has substantially refused to perform her essential job functions and specifying the manner in which Executive may substantially perform her essential job functions in the future; (iii) a material act of fraud or willful and material misconduct with respect, in each case, to Employer, by Executive; (iv) a willful and material breach by Executive of any material written policy of Employer; or (v) a willful failure by Executive to cooperate in any investigation or audit regarding the accounting practices, financial statements, or business practices of Employer or any entity controlled by, in control of, or under common control with, Employer (each, an “Affiliate”).  For purposes of this provision, no act or failure to act, on the part of Executive, shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of Employer.  Anything herein to the contrary notwithstanding, Executive shall not be terminated for “Cause” hereunder unless (1) written notice stating the basis for the termination is provided to Executive, (2) as to the clauses (ii), (iii), (iv), or (v) of this paragraph, she is given ten (10) days to cure the neglect or conduct that is the basis of such claim (it being understood that any errors in expense reimbursement may be cured by repayment), (3) if she fails to cure such neglect or conduct, Executive has an opportunity to be heard before the full Board of Directors of the Company (the “Board” prior to any vote regarding the existence of Cause, and (4) there is a vote of a majority of the members of the Board to terminate her for Cause.

As used herein, “Good Reason” means, unless otherwise agreed to in writing by Executive, (i) any material adverse change in Executive’s title; (ii) any reduction in Executive’s base salary or target bonus; (iii) a material diminution in Executive’s authority, responsibilities or duties (including changes in reporting lines or the failure of Executive to continue as the General Counsel of a publicly-traded entity); (iv) the assignment to Executive of duties materially inconsistent with Executive’s position or status with Employer as of the Effective Date; (v) a relocation of Executive’s primary place of employment to a location more than 50 miles from the Los Angeles, California offices of Employer as of the Effective Date; (vi) any other material breach of the terms of this Agreement or any other equity agreement entered into between the Company and Executive; or (vii) the failure of Employer to obtain the assumption in writing of its obligations under this Agreement by any successor to all or substantially all of the assets of Employer within 15 days after a merger, consolidation, sale or similar transaction.  In order to invoke a resignation with Good Reason, Executive must notify

Employer of the existence of an event of Good Reason within 90 days following the initial occurrence of such event, Employer must fail to cure such event within 30 days following such notice and Executive must terminate her employment within 10 days following the expiration of such period.

(d)        Termination by Employer without Cause; Resignation by Executive with Good Reason.  If Employer terminates Executive’s employment without Cause (and not as a result of death or Disability) or if Executive resigns her employment with Good Reason, Employer shall pay or provide the following to Executive: (i) the Accrued Benefits, (ii) the Pro-Rata Bonus; (iii) a cash payment in an amount equal to one and one-half (1½) times the sum of Executive’s annual base salary and target bonus for the year of termination (without taking into account any reductions which would constitute Good Reason), payable in a lump sum on the 60th day following the date of termination, subject to Executive’s execution and non-revocation of a general release of claims in a form provided by the Company within the time period specified therein and in all events within 60 days following the date of termination (including, for the avoidance of doubt that the revocation period with respect to such release shall have expired within such 60-day period); (iv) all outstanding equity awards held by Executive immediately prior to her date of termination shall immediately vest in full (with all outstanding options as of the date of termination of employment remaining exercisable for the length of their remaining term, and with any performance-based equity awards vesting at the higher of target or actual performance through the date of termination); and (v) Executive and her covered dependents shall be entitled to continued participation in the Company’s healthcare benefit plans for 24 months following the date of termination at the same premium cost as applicable immediately prior to Executive’s date of termination; provided that to the extent such continued coverage is not permitted under the terms of such benefit plans, or would result in the imposition of excise taxes on Employer, Executive shall not be entitled to such continued coverage and Employer shall pay Executive an additional lump sum cash amount on the date of termination that, on an after-tax basis, is equal to the estimated cost of comparable coverage obtained by Executive (including coverage under the Company’s healthcare plans through the Consolidated Omnibus Budget Reconciliation Act, if available to Executive), less any premium contributions that Executive would have been required to pay under the Company’s healthcare plans for such 24-month period.

(e)        Change in Control.  This Section 1(e) shall apply if there is (i) a termination of Executive’s employment by Employer without Cause (and not as a result of death or Disability), or a resignation by Executive with Good Reason during the two-year period following a Change in Control or (ii) a termination of Executive’s employment by Employer without Cause (and not as a result of death or Disability) prior to a Change in Control, if the termination was at the request of a third party or otherwise arose in anticipation of the Change in Control.  If any such termination occurs, Executive shall receive the payments and benefits set forth in Section 1(d), except that in lieu of the lump-sum payment under Section 1(d)(iii), Executive shall receive a cash payment in an amount equal to two (2) times the sum of Executive’s annual base salary and target bonus for the year of termination (without taking into account any reductions which would constitute Good Reason), payable in a lump sum on the 60th day following the date of termination.

As used herein, “Change in Control” means the occurrence of one or more of the following events: (1) any “person” (as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934 as amended (the “Act”)) or “group” (as such term is used in Section 14(d)(d) of the Act) (other than Executive or a group consisting of Executive)

becomes a “beneficial owner” (as such term is used in Rule 13d-3 promulgated under the Act) of more than 30% of the Voting Stock of Employer; (2) the majority of the Board consists of individuals other than members of the Board on the Effective Date (“Incumbent Directors”); provided that any person becoming a director subsequent to such date whose election or nomination for election was approved by two-thirds of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director; provided, that, person whose initial assumption of office as a director occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board will not be considered an Incumbent Director; (3) Employer adopts any plan of liquidation providing for the distribution of all or substantially all of its assets; (4) Employer transfers all or substantially all of its assets or business (unless the shareholders of Employer immediately prior to such transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the Voting Stock of Employer, all of the Voting Stock or other ownership interests of the entity or entities, if any, that succeed to the business of Employer); or (5) any merger, reorganization, consolidation or similar transaction unless, immediately after consummation of such transaction, (i) the shareholders of Employer immediately prior to the transaction hold, directly or indirectly, more than 50% of the Voting Stock of Employer or Employer’s ultimate parent company if Employer is a subsidiary of another corporation (there being excluded from the number of shares held by such shareholders, but not from the Voting Stock of the combined company, any shares received by Affiliates of such other company in exchange for stock of such other company) in substantially the same proportion as they owned the Voting Stock of Employer prior to any such transaction and (ii) Incumbent Directors immediately prior to any such transaction continue to constitute a majority of the Board (or the board of directors of Employer’s ultimate parent company if Employer is a subsidiary of another corporation) immediately after consummation of the transaction.  For purposes of this Change in Control definition, “Employer” shall include any entity that succeeds to all or substantially all of the business of Employer and “Voting Stock” shall mean securities of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.

(f)        No Offset.  In the event of termination of her employment, Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due to her on account of any remuneration or benefits provided by any subsequent employment she may obtain.  Employer’s obligation to make any payment pursuant to, and otherwise to perform its obligations under, this Agreement shall not be affected by any offset, counterclaim or other right that Employer or its Affiliates may have against Executive for any reason.

Section 2.     Section 409A.

(a) Notwithstanding the timing of the payments and benefits specified in Section 1 of this Agreement, no payment or benefit under this Agreement (or component thereof) that is deemed to constitute “nonqualified deferred compensation” within the meaning of and subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) shall commence to be paid or provided until the earlier of (1) the first day of the seventh (7th) month following the date of termination of employment, or (2) the date of Executive’s death, if Executive is deemed at the date of termination to be a Specified Employee (as defined in Section 409A of the Code) and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable deferral period, all payments deferred pursuant to this Section 2(a) shall be paid to Executive in a lump sum, and any remaining payments or benefits shall be paid in accordance with the schedules described above.

(b) It is the intention of the parties that the payments and benefits to which Executive could become entitled under this Agreement comply with Section 409A of the Code.  In the event that the parties determine that any such benefit or right does not so comply, they will negotiate reasonably and in good faith to amend the terms of this Agreement such that it complies (in a manner that attempts to minimize the economic impact of such amendment on Executive and Employer and its Affiliates).

(c) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(d) For purposes of compliance with Code Section 409A, (i) all expenses or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (ii) any right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(e) For purposes of Code Section 409A, Executive’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(f) Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of Employer.

Section 3.Section 280G Matters.

(a) In the event that any payment that is either received by Executive or paid by Employer or any of its Affiliates on Executive’s behalf or any property, or any other benefit provided to Executive under this Agreement or under any other plan, arrangement or agreement with Employer or any other person whose  payments or benefits are treated as contingent on a change of ownership or control of Employer (or in the ownership of a substantial portion of the assets of Employer) or any person affiliated with Employer (or its Affiliates) or such person (but only if such payment or other benefit is in connection with Executive’s employment by Employer) (collectively the “Employer Payments”), will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed by any taxing authority), then Executive will be entitled to receive either (i) the  full amount of the Employer Payments, or (ii) a portion of the Employer Payments having a value equal to $1 less than three (3) times Executive’s “base amount” (as such term is defined in Section 280G(b)(3)(A) of the Code), whichever of clauses (i) and (ii), after taking into account applicable federal, state, and local income and employment taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest portion of the Employer Payments.

(b) Any determination required under this Section 3 shall be made in writing by the independent public accountant of Employer (the “Accountants”), whose determination, absent manifest error, shall be conclusive and binding for all purposes upon Employer and Executive. For purposes of making any calculation required by this Section 3, the Accountants may make reasonable assumptions and  approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code. If there is a reduction of the Employer Payments pursuant to this Section 3, such reduction shall occur in accordance with Section 409A of the Code and the following in the following order: (1) any cash severance payable by reference to Executive’s base salary or annual bonus, (2) any other cash amount payable to Executive, (3) any employee benefit valued as a “parachute payment,” and (4) acceleration of vesting of any outstanding equity award.

(c) For the avoidance of doubt, in the event that additional Employer Payments are made to Executive after the application of the cutback in this Section 3, which additional Employer Payments result in the cutback no longer being applicable, Employer shall pay Executive an additional amount equal to the value of the Employer Payments that were originally cut back. Employer shall determine at the end of each calendar year whether any such restoration is necessary based on additional Employer Payments (if any) made during such calendar year, and shall pay such restoration by March 15 of the calendar year following such calendar year.  In no event whatsoever shall Executive be entitled to a tax gross-up or other payment in respect of any excise tax, interest or penalties that may be imposed on the Employer Payments by reason of the application of Section 280G or Section 4999 of the Code.

Section 4.        Indemnification.  While Executive is employed by the Company and thereafter, the Employer agrees to indemnify and hold Executive and Executive’s heirs and representatives harmless, to the maximum extent permitted by law, against any and all damages, costs, liabilities, losses and expenses (including reasonable attorneys’ fees) as a result of any claim or proceeding (whether civil, criminal, administrative or investigative), or any threatened claim or proceeding (whether civil, criminal, administrative or investigative), against Executive (or with respect to Executive acting as a witness) that arises out of or relates to Executive’s service as an officer, director or employee, as the case may be, of the Employer, or Executive’s service in any such capacity or similar capacity with an affiliate of the Employer or other entity at the request of the Employer, both prior to and after the Effective Date, upon receipt of an undertaking by Executive or on Executive’s behalf to repay such amount if it shall ultimately be determined that Executive is not entitled to be indemnified by the Employer.  During Executive’s period of employment with the Company and thereafter, the Employer also shall provide Executive with coverage under its current directors’ and officers’ liability policy to the same extent that it provides such coverage to its other executive officers.  If Executive has any knowledge of any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, as to which Executive may request indemnity under this provision, Executive will give the Employer prompt written notice thereof; provided that the failure to give such notice shall not affect Executive’s right to indemnification.  The Employer shall be entitled to assume the defense of any such proceeding and Executive will use reasonable efforts to cooperate with such defense.  To the extent that Executive in good faith determines that there is an actual or potential conflict of interest between the Employer and Executive in connection with the defense of a proceeding, Executive shall so notify the

Employer and shall be entitled to separate representation at the Employer’s expense by counsel selected by Executive (provided that the Employer may reasonably object to the selection of counsel within ten (10) business days after notification thereof) which counsel shall cooperate, and coordinate the defense, with the Employer’s counsel and minimize the expense of such separate representation to the extent consistent with Executive’s separate defense.  This Section 4 shall continue in effect after the termination of Executive’s employment.

Section 5.        Attorneys’ Fees.  Employer shall reimburse Executive (and her estate or personal representative) any and all costs and expenses (including without limitation attorneys’ fees and other charges of counsel) incurred by Executive (or her estate or personal representative) in resolving any controversy, dispute, or claim arising out of or relating to this Agreement, any other agreement or arrangement between Executive and the Employer, Executive’s employment with Employer, or the termination thereof; provided that the Company shall not reimburse Executive (or her estate or personal representative) for claims (i) involving breach of Executive’s fiduciary duty of loyalty, or fraud or material misconduct, if it is judicially determined that Employer is the prevailing party, or (b) brought by Executive that are judicially determined to be frivolous or advanced in bad faith.

Section 6.        Notices.  All notices, demands, requests, or other communications which may be or are required to be given or made by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid, delivered by overnight air courier, or transmitted by facsimile transmission addressed as follows:

(a)	If to Employer:

Tutor Perini Corporation
15901 Olden Street
Sylmar, California 91342
Attention: Corporate Secretary
Facsimile: (818) 367-5379

(b)	If to Executive:

Wendy Hallgren
Address last shown in Employer’s records

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, confirmation of facsimile transmission or the affidavit of messenger being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

Section 7.        Severability. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

Section 8.        Effect on Other Agreements. The provisions of this Agreement shall supersede the terms of any plan, policy, agreement, award or other arrangement of Employer (whether entered into before or after the Effective Date) to the extent application of the terms of this Agreement are more favorable to Executive.

Section 9.        Survival. It is the express intention and agreement of the parties hereto that the provisions of this Agreement shall survive the termination of employment of Executive.

Section 10.      Assignment. The rights and obligations of the parties to this Agreement shall not be assignable or delegable, except that the rights and obligations of Employer hereunder shall be assignable and delegable in connection with any merger, consolidation, sale of all or substantially all of the assets or equity interests of Employer or similar transaction involving Employer or a successor corporation.

Section 11.      Binding Effect. Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.

Section 12.      Amendment; Waiver. This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the party against whom enforcement is sought. Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

Section 13.      Headings. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

Section 14.      Governing Law; Venue. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of California (but not including any choice of law rule thereof that would cause the laws of another jurisdiction to apply). Each of the parties agrees that any dispute between the parties shall be resolved only in the courts of the State of California sitting in Los Angeles, California or the United States District Court for the Central District of California and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each of the parties hereto irrevocably and unconditionally (a) submits for herself or itself in any proceeding relating to this Agreement or Executive’s employment by Employer or any of its Affiliates, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of California sitting in Los Angeles, California, the court of the United States District Court for the Central District of California and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such California State court or, to the extent  permitted by law, in such federal court; (b) consents that any such

Proceeding may and shall be brought in such courts and waives any objection that she or it may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (c) waives all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or Executive’s employment by Employer or any of its Affiliates, or her or its performance under or the enforcement of this Agreement; (d) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at her or its address as provided in Section 6; and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of California.

Section 15.      Entire Agreement. This Agreement constitutes the entire agreement between the parties respecting the matters described herein (other than any outstanding equity awards that provide more favorable treatment to Executive), there being no representations, warranties or commitments except as set forth herein, and supersedes any and all prior agreements or understandings between Employer and Executive with respect to the subject matter hereof.

Section 16.      Counterparts. This Agreement may be executed in two counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

Section 17.      Withholding. Employer may withhold from any benefit payment under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling; provided that any withholding obligation arising in connection with the exercise of a stock option or the transfer of stock or other property may be satisfied through withholding an appropriate number of shares of stock or appropriate amount of such other property.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement, or have caused this Agreement to be duly executed and delivered on their behalf.

TUTOR PERINI CORPORATION

By:	/s/ Ronald N. Tutor
Name: Ronald N. Tutor
Title: Chairman and Chief Executive Officer

EXECUTIVE

s
/s/ Wendy A. Hallgren
Wendy A. Hallgren